Exhibit 99.1

12240 Inwood Road Suite 300 Dallas, Texas 75244 972-387-1487 FAX 972-233-6453

PRESS RELEASE

FOR IMMEDIATE RELEASE

May 7, 2003	NYSE: USV & USV_pa

U.S. Restaurant Properties, Inc. 1st Quarter Results

Dallas, TX – U.S. Restaurant Properties, Inc. (NYSE: USV) today reported first quarter net income allocable to common stockholders of $1.4 million or $.07 per diluted share and FFO (funds from operations) of $7.4 million or $.37 cents per diluted share.  Net income allocable to common stockholders for the first quarter decreased $0.8 million from $2.2 million or $0.11 per diluted in the first quarter of 2002 and first quarter FFO increased 9.1% over first quarter 2002 FFO of $6.8 million or $.34 per diluted share.

First quarter results were impacted by the following:

•                  $3.4 million early lease termination agreement with the tenant of 51 Fina gas stations (the “Fina Transaction”) which resulted in net termination fee revenue of approximately $1.7 million

•                  $1.6 million of impairment of long lived assets

•                  $405,000 loss from Retail Operations due primarily to the takeover of 25 Finas on an interim basis as a result of the Fina Transaction

•                  $1.6 million gain on the sale of property (included in discontinued operations)

Total real estate revenue for the quarter increased 9.4% to $19.3 million as compared to $17.6 million for the same quarter in 2002.  The increase in revenues is primarily due to the net termination fee received from the Fina Transaction.  Rental income remained flat quarter over quarter, resulting from a greater number of properties owned during the first quarter 2003, offset by an increase in the number of vacant non-billable properties, from 62 as of March 31, 2002 to 89 as of March 31, 2003, mostly related to the Fina Transaction.

As a result of the Fina Transaction, the Company began operating 25 of the 51 stations on an interim basis in the first quarter of 2003, and temporarily closed the remaining 26.  As of May 6, 2003, 25 (13 operated by the Company and 12 others) had been re-leased and five (two being operated by the Company and three others) had been sold. Chief Operating Officer Harry Davis noted, “We are pleased at the results of our efforts to redeploy these properties out of the hands of a single corporate operator and into the hands of a number of well-capitalized individual entrepreneurs.  Our current redeployment level is 3 to 6 months ahead of our initial projections.” The net amount of the termination fee of approximately $1.7 million is reflected in revenue and the operating results of the 25 Finas being operated by the Company are reflected in Retail Operations.  The Company intends to continue its plan of re-leasing or selling the remaining 21 Fina properties over the next several months.

The Company incurs certain expenses to maintain and re-tenant its under-performing and unleased properties, such as property taxes and legal costs.  During the first quarter 2003, property taxes totaled $0.2 million versus $0.3 million for the same period last year.  Legal expenses associated with tenant enforcement actions and potential tenant dispute settlements totaled $0.2 million versus $0.1 million for the same period last year.  Management of the Company anticipates that certain of these legal costs may be recovered at a later date upon final dispute resolution, or will result in increased lease revenue as new tenants are placed in the properties.  Other property costs, most of which relate to under-performing and unleased properties, were $0.1 million in the first quarter of 2003.  This was an increase of $0.1 million over the same period last year due to the increased number of dark stores, primarily as a result of the Fina Transaction.

FINANCIAL HIGHLIGHTS

(In thousands, except per share amounts)

	Three Months ended March 31,
	2003	2002	% Change
	(Unaudited)

Real estate revenues	$19,295	$17,636	9.41%
Net income (loss) to common stockholders	1,410	2,174	N/A
Net income (loss) per share	0.07	0.11	N/A
Funds from operations (diluted)	7,407	6,788	9.12%
FFO (diluted) per share	0.37	0.34	8.75%
Common stock dividends per share	0.33	0.33	—

PORTFOLIO DEVELOPMENT

During the first quarter of 2003, the Company disposed of seven properties, resulting in a gain of $1.6 million. The Company made no acquisitions during the first quarter of 2003, but leases for seven properties in which the Company had a leasehold interest were terminated, and the Company assumed responsibility as the primary tenant.  At March 31, 2003, the Company owned 816 properties, of which 39 were operated by the Retail Operations subsidiary of the Company, 89 were non-performing and two were vacant land.  Net book value of the non-performing properties and vacant land was $34.9 million.

LIQUIDITY AND CAPITAL STRUCTURE

Outstanding debt at March 31, 2003 totaled $350.2 million, or 46.2% of total capitalization. In addition to regularly scheduled debt amortization, the Company has $47.5 million in senior notes that are due August 1, 2003.  In anticipation of this maturity, management is discussing various financing alternatives with its creditors and other lenders. Additionally, during the first quarter, the Company received net proceeds from the sale of properties of $3.0 million.  Furthermore, the Company is in negotiations to exercise its one-year, $20 million extension on its existing credit facility.  As of May 6, 2003, cash plus availability under the terms of the proposed extension on the credit facility was approximately $14 million.

TRANSITION RETAIL OPERATIONS

The Company conducts interim retail operations on selected properties until they are re-leased by, or sold to, third parties.  All activity is conducted through a taxable REIT subsidiary.  It is anticipated that most of the reported income will be rent when the properties are leased to third parties.  At the end of the first quarter, retail operations consisted of 29 properties operated by Company subsidiary employees, 10 operated by contract employees of the Company’s subsidiary, and 14 properties to which the Company’s subsidiary supplied fuel only.  Year-to-date through March 31, 2003, 26 properties were taken over by the retail subsidiary, all but one as a result of the Fina Transaction. Additionally, one property operated by the subsidiary was leased to a third party, and one property was closed. Revenue from properties operated by the Company on an interim basis was $13.4 million and resulted in a loss of $0.4 million.  The results of Retail Operations were negatively affected by the initial costs of running the 25 additional Fina properties.  In addition, the Hawaii operation’s retail margins were adversely affected during the end of February and beginning of March by war related consequences on gas pricing.  The activities from the retail operations are segregated under the heading Retail Operations.  The Company will continue to maintain the capability to transition the operation of any of its properties from one tenant to another.

The Company will hold a conference call on Thursday, May 8, 2003, at 10:00 a.m. CST to review its first quarter results.  The call can be accessed toll free at (877) 691-0877, or via webcast by going to http://www.companyboardroom.com/company.asp?ticker=usv&client=cb at least 15 minutes prior to the start of the call.  A web replay will be available shortly after the call for 14 days.  A digital replay of the conference call will be available until midnight May 22, 2003 by dialing (877) 519-4471 and entering reference number 3871091.

U.S. Restaurant Properties, Inc. is a non-taxed financial services and real estate company dedicated to acquiring, managing and financing branded chain restaurants, such as Burger King, Arby’s, Chili’s and Pizza Hut, and selected service retail properties.  As of March 31, 2003, the Company owned 816 properties located in 48 states.

The Company believes that it computes FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, which is net income (loss) available to common stockholders (computed in accordance with generally accepted accounting principles), plus real estate related depreciation and amortization, gains (or losses) from sales of property, impairment of long-lived assets, extraordinary items and income/loss allocable to minority interest holders.  The Company believes that FFO, when viewed in conjunction with net income and cash flows, provides investors with a useful supplemental measure of the operating performance of a real estate company because it provides a direct measure of the actual operating results of the Company’s properties.  FFO is not defined by generally accepted accounting principles and should not be considered an alternative to net income or cash flow as an indication of operating performance or liquidity.  FFO as disclosed by other REITs may not be comparable to the Company’s calculation.

Certain statements in this release constitute “forward-looking statements” and involve risks, uncertainties and other factors which may cause the actual performance of U.S. Restaurant Properties, Inc. to be materially different from the performance expressed or implied by such statements.  These risks include interest rates and other general economic conditions, income fluctuations in U.S. households and the general health of the fast food, casual dining, and service station industries, as well as the risks and uncertainties detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission.

For further information, call Investor Relations at 972-387-1487, ext. 147.

U.S. Restaurant Properties, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended March 31,
	2003	2002
Real Estate
Revenues:
Rental income	$15,808	$16,078
Operating expense reimbursements	864	935
Interest income	842	563
Amortization of unearned income on direct financing leases	66	60
Termination fee income	1,715	—
Total revenues	19,295	17,636
Expenses:
Ground rent	1,036	1,006
Property taxes	234	314
Other property costs	113	19
Legal	317	386
Depreciation and amortization	5,686	5,109
General and administrative	1,331	1,510
Provision for doubtful accounts	(37)	86
Interest	4,217	4,286
Amortization of deferred financing costs	616	423
Derivative settlement payments	896	984
Impairment of long-lived assets	1,595	176
Fair value adjustment for interest rate derivatives	(100)	(172)
Total expenses	15,904	14,127
Income from real estate operations	3,391	3,509
Retail Operations
Operating revenue	13,442	7,216
Operating general and administrative expenses	(2,003)	(1,109)
Depreciation and amortization	(77)	(10)
Cost of sales	(11,767)	(5,930)
Income (loss) from retail operations	(405)	167
Income from continuing operations	2,986	3,676
Non-operating income (expense)	(7)	476
Minority interests	(1,169)	(1,133)
Income from continuing operations before discontinued operations and cumulative effect of change in accounting principle	1,810	3,019
Income from discontinued operations	1,646	931
Cumulative effect of change in accounting principle	(270)	—
Net income	3,186	3,950
Dividends on preferred stock	(1,776)	(1,776)
Net income allocable to common stockholders	$1,410	$2,174

Basic and diluted net income (loss) per share:
Income from continuing operations	$—	$0.06
Income from discontinued operations	0.08	0.05
Cumulative effect of change in accounting principle	(0.01)	—
Net income per share	$0.07	$0.11

Weighted average shares outstanding
Basic	19,837	19,518
Diluted	19,864	19,784

U.S. Restaurant Properties, Inc.

1st Quarter 2003 FFO(1)

In thousands, except per share amounts

	Three Months Ended March 31,
	2003	2002

Net income	$3,186	$3,950
Preferred stock dividends	(1,776)	(1,776)
Net income allocable to common stock	1,410	2,174

Depreciation and amortization(2)	5,751	5,321
Gain on Sale(2)	(1,619)	(1,480)
Impairment reserve(2)	1,595	809
Less FFO adjustments allocable to minority interest	—	(31)
Change in accounting method	270	—

FFO (Basic)	7,407	6,793
Income allocable to minority interest	—	(36)
Adjustments allocable to minority interest	—	31
Preferred stock dividends	—	—
FFO (Diluted)	$7,407	$6,788

Weighted average shares outstanding (Basic)	19,837	19,518
Dilutive effect of OP units	—	132
Dilutive effect of options	27	40
Dilutive effect of guaranteed stock	—	94
Dilutive effect of preferred stock	—	—
Dilutive effect of contingent OP units	—	—
Weighted average shares outstanding (Diluted)	19,864	19,784

Earnings per share (Basic and Diluted)(3)	$0.07	$0.11

FFO (Basic) per share(4)	$0.37	$0.35
FFO (Diluted) per share(4)	$0.37	$0.34

(1)          Funds from operations (FFO) is computed in accordance with the National Policy Bulletins issued by NAREIT dated November 8, 1999, April 26, 2001 and April 5, 2002 .  The Company believes that FFO, when viewed in conjunction with net income and cash flows, provides investors with a useful supplemental measure of the operating performance of a real estate company because it provides a direct measure of the actual operating results of the Company’s properties.  FFO is not defined by generally accepted accounting principles and should not be considered an alternative to net income of cash flow as an indication of operating performance or liquidity.  FFO as disclosed by other REITs may not be comparable to the Company’s calculation.

(2)          Adjustments to Discontinued Operations listed below are the result of the sale or disposal of 46 properties during the twelve months ended December 31, 2002 and 7 properties during the three months ended March 31, 2003.

	Three Months Ended March 31,
	2003	2002

Revenues	$91	$591
Depreciation and amortization	(17)	(227)
Impairment of long-lived assets	—	(633)
Other expenses	(47)	(280)
	27	(549)
Gain on sale of property	1,619	1,480
Income from discontinued operations	$1,646	$931

(3)          Earnings per share (Basic) is calculated by dividing Net income allocable to common stock by basic shares, the weighted average number of shares of common stock outstanding for the period.  Earnings per share (Diluted) is calculated by dividing Net income allocable to common stock by the weighted average number of shares/units outstanding for the period on a fully diluted basis.  Weighted average shares/units outstanding (fully diluted) includes shares of the Company’s Common Stock issued and outstanding, as well as Common Stock Equivalents in the form of Operating Partnership units, stock options, Preferred Stock and stock price guarantees to the extent they are dilutive.  For the three months ended March 31, 2003 and 2002, all Common Stock Equivalents were dilutive except preferred stock.

(4)          FFO (Basic) per share is calculated by dividing FFO (Basic) by basic shares, the weighted average number of shares of common stock outstanding for the period.  FFO (Diluted) per share is calculated by dividing FFO (Diluted) by the weighted average number of shares/units outstanding for the period on a fully diluted basis.  Weighted average shares/units outstanding (fully diluted) includes shares of the Company’s Common Stock issued and outstanding, as well as Common Stock Equivalents in the form of Operating Partnership units, stock options, Preferred Stock and stock price guarantees to the extent they are dilutive.  For the three months ended March 31, 2003 and 2002, all Common Stock Equivalents were dilutive except preferred stock.

U.S. Restaurant Properties, Inc.
Supplementary Information

New York Stock Exchange symbol	– Common Stock	USV
	– Preferred Stock	USV_pa

	Annualized dividend rate per share of Common	$1.32

	Common Stock price per share as of market close, March 31, 2003	$14.10

	Dividend yield on Common Stock (annualized dividend divided by price per share at March 31, 2003)	9.37%

	Total shares of Common Stock issued and outstanding March 31, 2003	19,847,689

	Annualized dividend rate per share of Series A Cumulative Convertible Preferred Stock	$1.93

	Preferred Stock price per share as of market close, March 31, 2003	$20.40

	Dividend yield on Preferred Stock (annualized dividend divided by price per share at March 31, 2003))	9.46%

	Total shares of Preferred Stock issued and outstanding March 31, 2003	3,679,938
	Number of core business properties at March 31, 2003	816

	Cash and cash equivalents at March 31, 2003	$1,492,000

U.S. Restaurant Properties, Inc.

Capitalization at March 31, 2003

(in thousands)

Debt
Line of Credit	$24,450
Notes Payable	324,769
Mortgage Note Payable	937
350,156

	Shares Outstanding 31-Mar-03	Closing Price 31-Mar-03
Equity
Minority Interest			52,845
Preferred Stock	3,680	$20.40	75,072
Common Stock	19,848	$14.10	279,857
			407,774

Total Capitalization			$757,930